Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2014 Earnings Results

FAIRPORT, NY, April 30, 2014 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2014 first quarter results for the period ended March 31, 2014.

Summary Highlights

•	Economic income and economic net income, non-GAAP measures, were $44.7 million and $27.6 million, or $0.31 per adjusted share, inclusive of a $0.02 per adjusted share one-time benefit from changes in enacted tax laws

•	Assets under management (“AUM”) at March 31, 2014 were $52.2 billion, compared with $50.8 billion at December 31, 2013

•	Revenue for the first quarter increased 9% year-over-year to $98.5 million and was virtually unchanged from the prior quarter

•	Manning & Napier Group, LLC distributed to its members $31.3 million in cash for the quarter, resulting in a $0.16 per share first quarter dividend

•	The Company announced the acquisition of 2100 Xenon Group, LLC, an alternative investment manager, to enhance product diversification and provide additional investment solutions to clients

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “Continuing the momentum we saw in the second half of 2013, our first quarter results are characteristic of our active approach to security selection, which delivered strong absolute and relative performance across our equity and life cycle strategies. This commitment to active management is strengthened by our planned acquisition of 2100 Xenon Group, providing our clients with an offering in the alternatives sector that can address current market risks such as the potential for rising interest rates and continued market volatility. As we look ahead, we remain focused on the same core principles you have heard us address since our IPO. These include pursuing strong risk-adjusted results, continuous product development and diversification, and ongoing investments in client services and infrastructure, all designed to drive long-term growth for our clients and shareholders.”

First Quarter 2014 Financial Review

Manning & Napier reported first quarter 2014 revenue of $98.5 million, an increase of 9% from revenue of $90.3 million reported in the first quarter of 2013, and virtually unchanged from revenue of $98.2 million reported in the fourth quarter of 2013. The changes in revenue resulted primarily from increases in average AUM. Average AUM for the quarter was $51.1 billion, an 8% and 2% increase over average AUM for the first quarter of 2013 and the fourth quarter of 2013, when average AUM was $47.2 billion and $50.0 billion, respectively. Revenue as a percentage of average AUM was 0.78% for the first quarter of 2014, which is consistent with both the first and fourth quarters of 2013.

Operating expenses were $78.2 million, or $56.2 million excluding non-cash reorganization-related share-based compensation of $21.9 million. The $56.2 million is an increase of $5.8 million, or 12%, in operating expenses compared with the first quarter of 2013, and a decrease of $2.5 million, or 4%, in operating expenses compared with the fourth quarter of 2013. The expense increase in the current quarter compared to the first quarter of 2013 was due primarily to higher incentive compensation costs for our analyst team resulting from strong relative and absolute investment performance, as well as increases in asset-based costs associated with our fund and collective products including sub-transfer agent fees and 12b-1 fees consistent with increases in mutual fund and collective investment trust AUM. The expense decrease compared to the fourth quarter of 2013 is primarily attributed to a reduction in compensation and related costs. Compensation and related costs decreased by approximately $2.6 million in the first quarter 2014 as equity market returns have moderated since the start of the new year, though the Company continues to earn strong absolute and relative investment returns. As a percentage of revenue, compensation and related costs for the first quarter of 2014 was 30%, compared with 30% for the first quarter of 2013 and 33% for the fourth quarter of 2013.

Generally Accepted Accounting Principles (“GAAP”)-based operating income was $20.3 million. Operating income, excluding non-cash reorganization-related share-based compensation, was $42.2 million for the quarter, an increase of $2.4 million, or 6%, from the first quarter of 2013 and an increase of $2.8 million, or 7%, from the fourth quarter of 2013. Operating margin, excluding non-cash reorganization-related share-based compensation expense, was 43% for the first quarter of 2014, compared with 44% for the first quarter of 2013 and 40% for the fourth quarter of 2013.

Non-operating income was $2.4 million, an increase of $2.1 million from income of $0.3 million reported in the first quarter of 2013 and an increase of $1.8 million from income of $0.7 million reported in the fourth quarter of 2013, primarily the result of a $2.1 million decrease in the amounts payable under the tax receivable agreement. This decrease is the result of changes in enacted tax laws during the first quarter of 2014, which reduced expected tax benefits and subsequent payment of such benefits under the tax receivable agreement.

The Company uses economic income and economic net income to provide greater clarity regarding the cash earnings of the business by removing non-cash reorganization-related share-based compensation charges, as defined in the Non-GAAP Financial Measures section below. On this basis, Manning & Napier reported first quarter 2014 economic income of $44.7 million compared with $40.1 million in the first quarter of 2013, an 11% increase, and $40.1 million in the fourth quarter of 2013, an 11% increase. Also for the first quarter of 2014, economic net income was $27.6 million, or $0.31 per adjusted share, compared with $24.8 million, or $0.28 per adjusted share, in the first quarter of 2013 and $24.8 million, or $0.28 per adjusted share, in the fourth quarter of 2013.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the first quarter was $17.6 million compared with net income of $16.4 million in the first quarter of 2013 and net income of $19.2 million in the fourth quarter of 2013. GAAP net income attributable to the common shareholders for the first quarter of $0.1 million, or $0.01 per basic and diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Assets Under Management

As of March 31, 2014, AUM was $52.2 billion, an increase of 3% from the $50.8 billion as of December 31, 2013 and an increase of 9% from the $48.1 billion as of March 31, 2013. As of March 31, 2014, the composition of the Company’s AUM was 52% in separate accounts and 48% in mutual funds and collective investment trusts, which is generally consistent with the composition of 53% and 55% in separate accounts and 47% and 45% in mutual funds and collective investment trusts as of December 31, 2013 and March 31, 2013, respectively.

Since December 31, 2013, AUM increased by $1.4 billion, including increases of 1% in separate accounts and 4% in mutual fund collective investment trust AUM. The $1.4 billion increase in AUM from December 31, 2013 to March 31, 2014 was attributable to market appreciation of $1.3 billion and net client inflows of $0.1 billion. The annualized separate account retention rate is 98% for the first quarter of 2014 compared to 94% for the full year 2013.

When compared to March 31, 2013, AUM increased by $4.1 billion from $48.1 billion, including an increase of $1.0 billion, or 4%, in separate account AUM and an increase of $3.1 billion, or 14%, in mutual fund and collective investment trust AUM. The $4.1 billion increase in AUM from March 31, 2013 to March 31, 2014 was primarily attributable to market appreciation of $6.5 billion.

Balance Sheet Review

As of March 31, 2014, cash and cash equivalents was $118.7 million, compared with $125.3 million as of December 31, 2013.

On March 31, 2014, the Company completed the accretive repurchase and retirement of 2,098,837 Class A units held by legacy shareholders for approximately $30.3 million in cash. The retired shares are expected to be partially offset during the second quarter of 2014 by a maximum of one million unvested restricted stock units to be awarded under the Company’s Long-Term Incentive Plan.

Other Events

On April 10, 2014, Manning & Napier announced that it will acquire the business and operations of 2100 Xenon Group, LLC, an alternative investment manager specializing in managed futures and global macro strategies for institutional and individual clients. The acquisition will enhance Manning & Napier’s alternative capabilities and provide increased product diversification to clients. The transaction is subject to certain regulatory approvals and is expected to close within the second quarter. Financial terms of the transaction were not disclosed. Full details of the announcement can be found on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Conference Call

Manning & Napier will host a conference call to discuss its 2014 first quarter financial results on Thursday, May 1, 2014, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID # 27640061. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 8, 2014. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 27640061. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income excludes from income before provision for income taxes the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees were modified, including the Company’s named executive officers, other than William Manning. Such individuals were entitled to 15% of their pre-IPO ownership interests upon the consummation of the offering, and 15% of their pre-IPO ownership interests over the subsequent three years. The remaining ownership interests are subject to performance-based vesting over such three-year period. Such vesting terms will not result in an increase to the number of outstanding shares of the Company’s Class A common stock or the adjusted share count. As a result of such vesting requirements, the Company will recognize non-cash compensation charges through 2014.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 38.25% on economic income for each respective period, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested restricted stock units (RSUs) are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 500 employees as of March 31, 2014.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Revenues
Investment management services revenue	$98,470	$98,192	$90,256
Expenses
Compensation and related costs	51,810	51,064	48,483
Distribution, servicing and custody expenses	18,440	17,819	15,915
Other operating costs	7,937	8,503	7,779

Total operating expenses	78,187	77,386	72,177

Operating income	20,283	20,806	18,079
Non-operating income (loss)
Non-operating income (loss), net	2,437	682	310

Income before provision for income taxes	22,720	21,488	18,389
Provision for income taxes	5,076	2,329	1,997

Net income attributable to the controlling and the noncontrolling interests	17,644	19,159	16,392
Less: net income attributable to the noncontrolling interests	17,563	18,421	16,048

Net income attributable to Manning & Napier, Inc.	$81	$738	$344

Net income per share available to Class A common stock
Basic	$0.01	$0.05	$0.03

Diluted	$0.01	$0.05	$0.03

Weighted average shares of Class A common stock outstanding
Basic	13,634,401	13,634,246	13,583,873

Diluted	13,751,690	13,729,738	13,583,873

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net income attributable to Manning & Napier, Inc.	$81	$738	$344
Plus: net income attributable to the noncontrolling interests	17,563	18,421	16,048

Net income attributable to the controlling and the noncontrolling interests	17,644	19,159	16,392
Provision for income taxes	5,076	2,329	1,997

Income before provision for income taxes	22,720	21,488	18,389
Reorganization-related share-based compensation	21,941	18,630	21,740

Economic income	44,661	40,118	40,129
Adjusted income taxes	17,083	15,345	15,349

Economic net income	$27,578	$24,773	$24,780

Reconciliation of non-GAAP per share financial measures:
Net income available to Class A common stock per basic share	$0.01	$0.05	$0.03
Plus: net income attributable to the noncontrolling interests per basic share	1.29	1.35	1.17

Net income attributable to the controlling and the noncontrolling interests per basic share	1.30	1.40	1.20
Provision for income taxes per basic share	0.37	0.17	0.15

Income before provision for income taxes per basic share	1.67	1.57	1.35
Reorganization-related share-based compensation per basic share	1.61	1.37	1.60

Economic income per basic share	3.28	2.94	2.95
Adjusted income taxes per basic share	1.25	1.13	1.13

Economic net income per basic share	2.03	1.81	1.82
Less: impact of Manning & Napier Group, LLC units and unvested restricted stock units converted to publicly traded shares	(1.72)	(1.53)	(1.54)

Economic net income per adjusted share	$0.31	$0.28	$0.28

Weighted average shares of Class A common stock outstanding - Basic	13,634,401	13,634,246	13,583,873
Weighted average exchangeable units of Manning & Napier Group, LLC	75,837,703	75,861,023	76,383,383
Weighted average restricted stock units	416,917	416,917	—

Weighted average adjusted Class A common stock outstanding	89,889,021	89,912,186	89,967,256

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	716.3	1,689.7	2,406.0	1,137.5	1,201.7	66.8	2,406.0
Gross client outflows	(1,076.0)	(1,248.5)	(2,324.5)	(942.9)	(1,299.1)	(82.5)	(2,324.5)
Market appreciation (depreciation)	742.2	541.5	1,283.7	608.5	660.3	14.9	1,283.7

As of March 31, 2014	$27,217.5	$24,973.9	$52,191.4	$24,513.3	$26,539.9	$1,138.2	$52,191.4

Average AUM for period	$26,900.4	$24,187.7	$51,088.1	$23,987.8	$25,967.9	$1,132.4	$51,088.1

As of September 30, 2013	$25,823.6	$23,291.3	$49,114.9	$22,844.1	$25,136.7	$1,134.1	$49,114.9
Gross client inflows	609.4	1,239.6	1,849.0	1,016.2	777.8	55.0	1,849.0
Gross client outflows	(867.6)	(1,609.6)	(2,477.2)	(1,234.6)	(1,184.2)	(58.4)	(2,477.2)
Market appreciation (depreciation)	1,269.6	1,069.9	2,339.5	1,084.5	1,246.7	8.3	2,339.5

As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2

Average AUM for period	$26,440.1	$23,581.9	$50,022.0	$23,239.1	$25,627.0	$1,155.9	$50,022.0

As of December 31, 2012	$24,683.6	$20,525.3	$45,208.9	$20,470.7	$23,472.5	$1,265.7	$45,208.9
Gross client inflows	980.1	1,747.7	2,727.8	1,299.9	1,385.9	42.0	2,727.8
Gross client outflows	(1,154.9)	(1,592.7)	(2,747.6)	(1,097.4)	(1,580.6)	(69.6)	(2,747.6)
Market appreciation (depreciation)	1,722.4	1,168.9	2,891.3	1,235.4	1,655.8	0.1	2,891.3

As of March 31, 2013	$26,231.2	$21,849.2	$48,080.4	$21,908.6	$24,933.6	$1,238.2	$48,080.4

Average AUM for period	$25,770.8	$21,417.4	$47,188.2	$21,371.6	$24,579.8	$1,236.8	$47,188.2

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